Exhibit 99.1

Proteostasis Announces Positive Data from Ongoing Phase 1 Study of PTI-801 in Cystic Fibrosis Patients on Background Orkambi® Therapy

Results Show Statistically Significant Improvement in Sweat Chloride, Body Mass Index, Weight and Blood Glucose

Treatment Led to a Statistically Significant Improvement in Blood Glucose Levels and the Reversal of Hyperglycemia in a Diabetic CF Subpopulation

Improvement in FEV1 Observed Across All Dose Cohorts

Company to Host Conference Call and Webcast Today at 5:00 p.m. ET

BOSTON, Mass. – June 6, 2018 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced positive results from the Company’s ongoing 14-day dosing study of PTI-801 in CF patients on background Orkambi® (lumacaftor/ivacaftor) therapy. The Company believes these results support the goal of studying PTI-801 as part of the Company’s proprietary double and triple combination therapy regimens.

The randomized, double-blind, placebo-controlled Phase 1 study is being conducted at 30 sites in the U.S. and Europe. At the time of data cut, 49 subjects on background Orkambi were randomized, and 48 had completed 14-days of dosing with PTI-801 at three escalating dose levels, or placebo. At the request of participating study sites, up to an additional 10 subjects will be enrolled in the highest dose cohort. The study was designed to evaluate the safety, tolerability and pharmacokinetics (PK) of PTI-801, a third generation cystic fibrosis transmembrane conductance regulator (CFTR) corrector. Sweat chloride (SC) and body mass index (BMI) were evaluated as exploratory endpoints; change in ppFEV1 was evaluated as part of the safety analysis. Blood glucose levels were evaluated as part of an ad hoc analysis in subjects with cystic fibrosis-related diabetes (CFRD), a subgroup that made up nearly half of the enrolled subjects.

Safety and PK results were as expected. At higher doses, PTI-801 demonstrated a statistically significant improvement in SC and BMI in the 14-day treatment period. Overcoming the typical acute drop in FEV1 associated with lumacaftor exposure, an improvement in ppFEV1 was observed across all dose cohorts, although the change was not statistically significant. Two thirds of subjects in all PTI-801 cohorts were above ppFEV1 baseline by the end of the treatment period and approached baseline by the end of the 7-day follow up period. In hyperglycemic CFRD subjects, PTI-801 led to a statistically significant normalization of glucose levels at the three dose levels analyzed.

“Sweat chloride is the first diagnostic test to identify CF patients and the reduction of mean SC concentration levels to 55 mmol, levels below the CF disease diagnostic criteria, after only two weeks of treatment, is very encouraging and I believe a clear sign of a pharmacological effect of PTI-801. This is the first time the addition of a novel CFTR corrector in Orkambi treated CF subjects has improved sweat chloride values to Kalydeco®-like levels,” said Manu Jain, M.D., lead investigator of the study and Professor of Medicine, Pulmonary and Critical Care, at Northwestern Medicine.

Jennifer Taylor-Cousar, M.D., M.S.C.S., a lead investigator for the PTI-428 study in CF subjects on Symdeko™ therapy and Associate Professor of Medicine and Pediatrics at National Jewish Health, commented: “It is widely accepted that Orkambi may not represent the optimal background on which to add and deliver a Kalydeco-like benefit in lung function in a short term study. PTI-801’s emerging drug profile supports studying it as an add-on with Symdeko background therapy, the emerging standard of care CFTR modulator treatment.”

“With the addition of PTI-801 to Orkambi, we saw improvements in sweat chloride and weight that, at certain dose levels, reached Kalydeco-like levels and the numerical improvement in FEV1 suggests PTI-801 could potentially double what Orkambi achieves alone. We believe these results demonstrate our ability to deliver a second potential add-on CFTR therapy to enhance current and future CFTR modulator treatments,” said Meenu Chhabra, President and Chief Executive Officer of Proteostasis. “We believe these results support our development plans for PTI-801 as part of our proprietary doublet and triple combinations. By the end of this quarter, we plan to initiate the Phase 2 study of our once-a-day triplet regimen, which includes PTI-428, our novel CFTR amplifier, PTI-808, our potentiator, and PTI-801. We anticipate reporting initial data from our ongoing doublet study of PTI-801 and PTI-808, followed by our triplet study results, all later this year.”

About the PTI-801 Phase 1 Study

This randomized, double-blind Phase 1 study is evaluating PTI-801 as a once-a-day oral capsule in combination with Orkambi in people with CF ages 18 and older who have two copies of the F508del mutation. The primary objectives for the study are safety, tolerability and pharmacokinetics. The study randomized 49 subjects to three dose levels of PTI-801 or placebo for two weeks (10 in placebo, 14 in PTI-801 100 mg, 13 in PTI-801 200 mg, and 12 in PTI-801 400 mg). The study continues to recruit subjects in the PTI-801 400 mg dose cohort and final analysis will be performed upon its completion, which is expected in the third quarter of 2018.

PTI-801 was generally well tolerated. The majority of adverse events were mild or moderate. The most common adverse events were pulmonary exacerbations (10%), regardless of treatment group. There was one discontinuation due to an adverse event in the PTI-801 100 mg treatment group (constipation) prior to the first dose of the study drug.

In active treated subjects, improvements in SC levels and FEV1 showed a trend to return to pre-treatment levels during the post-treatment 7-day follow up period. A summary of the within-group lung function and sweat chloride data is provided below:

PTI-801 in CF subjects on background Orkambi
	Day 14 Sweat Chloride (mmol/L)	Mean Observed Within- Group Change in Sweat Chloride (mmol/L)	Mean Observed Absolute Within- Group Change in FEV1 (percentage points)
Placebo + Orkambi	82.8	1.2 n.s.	1.7 n.s.
PTI-801 100 mg + Orkambi	81.4	-4.7 n.s.	1.9 n.s.

PTI-801 200 mg + Orkambi	71.0	-10.6 (p<0.005	*)	2.5 n.s.
PTI-801 400 mg + Orkambi	55.8	-15.6 (p<0.0005	*)	0.6 n.s.	#

*	all p-values are within group p-values
#	one subject experienced a pulmonary exacerbation and a change of -18.0 pp FEV1

In subjects who received PTI-801 treatment, there were statistically significant changes in BMI and weight compared to baseline. Detailed data on these endpoints are noted below:

PTI-801 in CF subjects on background Orkambi
Within-Group Change From Baseline to Day 14	Mean Observed Within-Group Change in BMI at Day 14 (kg/m2)	Mean Observed Within- Group Change in Weight at Day 14 (Kg)
Placebo + Orkambi	0.066 n.s.	0.16 n.s.
PTI-801 100 mg + Orkambi	0.235 n.s.	0.66 (p<0.05)
PTI-801 200 mg + Orkambi	0.052 n.s.	0.13 n.s.
PTI-801 400 mg + Orkambi	0.311 (p<0.01)	0.93 (p<0.005)
P<0.05, ANCOVA, within-group changes

A subgroup of 21 subjects enrolled in PTI-801 across all cohorts were diabetic, a proportional representation of the prevalence of cystic fibrosis-related diabetes (CFRD) in the U.S. adult CF population. CFRD is an important and highly prevalent complication associated with reduced quality of life, weight loss, lung function decline, and increased mortality. Fasting blood glucose levels were assessed as part of the study’s safety measurements. In hyperglycemic, diabetic subjects, an ad hoc analysis showed the 200 mg dose of PTI-801 led to the normalization of glucose levels (p<0.05). Statistical analysis for 400 mg dose of PTI-801 will be performed upon completion of that cohort’s enrollment. Importantly, no changes in blood glucose were observed in placebo treated and non-diabetic subjects who received either placebo or PTI-801.

Conference Call and Webcast

Proteostasis will hold a conference call and accompanying webcast today, June 6, 2018, at 5:00 p.m. ET to discuss the data announced today. The conference call can be accessed by dialing 844-534-7315 from the United States or 574-990-3007 from outside the United States and referring to conference ID 2798270. A live webcast and accompanying slide presentation will be available on the Investor Events page in the Investors & Media section of the company’s website, www.proteostasis.com. A replay of the webcast will be available on the company’s website shortly after the conclusion of the conference call.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. In addition to its multiple programs in cystic fibrosis, Proteostasis Therapeutics has formed a collaboration with Astellas Pharma, Inc. to research and identify therapies targeting the Unfolded Protein Response (UPR) pathway. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “aim,” “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements made in this release include, without limitation, statements regarding expected presentations and expected timing of the initiation of, patient enrollment in, data from, and the completion of, our clinical studies and cohorts for our clinical programs. Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved. Such risks and uncertainties include, without limitation, the possibility final or future results from our drug candidate trials (including, without limitation, longer duration studies) do not achieve positive results or are materially and negatively different from or not indicative of the preliminary results reported by the Company (noting that these results are based on a small number of patients and small data set), uncertainties inherent in the execution and completion of clinical trials (including, without limitation, the possibility that FDA comments delay, change or do not permit trial commencement, or intended label, or the FDA requires us to run cohorts sequentially or conduct additional cohorts or pre-clinical or clinical studies), in the enrollment of CF patients in our clinical trials in a competitive clinical environment, in the timing of availability of trial data, in the results of the clinical trials, in possible adverse events from our trials, in the actions of regulatory agencies, in the endorsement, if any, by therapeutic development arms of CF patient advocacy groups (and the maintenance thereof), and those set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and our other SEC filings. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Orkambi®, Kalydeco® and Symdeko™ are trademarks of Vertex Pharmaceuticals Incorporated.

CONTACTS:

Investors:

David Pitts

Argot Partners

212.600.1902

david@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com